Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$75,720,000.00	$2,324.60	(1)

(1)	The filing fee of $2,324.60 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $186,549.55 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $2,324.60 is offset against the registration fee due for this offering and of which $184,224.95 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Equity First

Performance First

PRICING SUPPLEMENT

No. 2007 – MTNDD194

(Related to the ELKS Product Supplement Dated March 22, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

ELKS®

7,572,000 Equity LinKed Securities

9.75% Per Annum

ELKS Based Upon the

Common Stock of Archer—Daniels—Midland Company

Due January 8, 2009

$10.00 per ELKS

Investing in the ELKS involves a number of risks. See “Key Risk Factors” beginning on page PS-6.

The ELKS represent obligations of Citigroup Funding Inc. only. Archer—Daniels—Midland Company is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ELKS	Total
Public Offering Price	$10.00	$75,720,000
Underwriting Discount	$0.225	$1,703,700
Proceeds to Citigroup Funding Inc.	$9.775	$74,016,300

The agent expects to deliver the ELKS to purchasers on or about December 21, 2007.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

December 18, 2007

PS-2	ELKS

ELKS®

Based Upon the Common Stock of

Archer-Daniels-Midland Company

Equity LinKed Securities Due January 8, 2009

This pricing supplement represents a summary of the terms and conditions of the ELKS. It is important for you to consider the information contained in this pricing supplement, the ELKS product supplement, as well as the related prospectus supplement and prospectus. The description of the ELKS below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the ELKS set forth in the ELKS product supplement. Capitalized terms used in this pricing supplement and not defined under “Final Terms” below have the meanings given them in the ELKS product supplement, which can be accessed for free by visiting http://www.sec.gov/Archives/edgar/data/831001/000119312507061682/d424b2.htm on the website of the Securities and Exchange Commission.

Overview of the ELKS®

General

Equity LinKed Securities, or ELKS®, are equity-linked investments that offer current income as well as limited protection against the decline in the price of the common stock on which the ELKS are based. The ELKS Based Upon the Common Stock of Archer-Daniels-Midland Company have a maturity of approximately one year and are issued by Citigroup Funding Inc. Some key characteristics of the ELKS include:

O

Periodic Fixed Coupons. The ELKS pay a fixed coupon, with a yield greater than both the current dividend yield of the Underlying Equity and the yield that would be payable on a conventional debt security of the same maturity issued by Citigroup Funding. The ELKS will pay a semi-annual coupon equal to 9.75% per annum.

O

No Principal Protection. While the ELKS provide limited protection against the decline in the price of the Underlying Equity, ELKS are not principal protected. For each ELKS you hold at maturity, you will receive either (a) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you elect, the cash value of those shares based on the closing price of the Underlying Equity on the third trading day before maturity), if the price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time from the Pricing Date up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), or (b) $10 in cash. Thus, if you receive shares of the Underlying Equity at maturity (or, if you elect, the cash value of those shares) and the price of the Underlying Equity at maturity (or on the third trading day before maturity if you elect to receive the cash value of those shares) is less than the Initial Equity Price, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS and could be zero.

O

No Participation in the Growth Potential of the Underlying Equity. In return for receiving the fixed coupon and limited protection against a decline in the price of the Underlying Equity, you give up participation in any increase in the price of the Underlying Equity during the term of the ELKS (except in limited circumstances). Also, you will not receive dividends or other distributions, if any, paid on the Underlying Equity.

ELKS	PS-3

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

Types of Investors

The ELKS may be an attractive investment for investors seeking relatively high current income who are also willing to accept risk to the principal invested, including:

O	Income-oriented equity investors

O	Investors with moderate return expectations for the Underlying Equity who also seek limited protection against loss

O	Current or prospective holders of the Underlying Equity

O	Investors in convertible securities who are willing to risk principal

PS-4	ELKS

Final Terms

Issuer:	Citigroup Funding Inc.
Security:	Equity LinKed Securities (ELKS®) Based Upon the Common Stock of Archer-Daniels-Midland Company.
Underlying Equity:	Common Stock of Archer-Daniels-Midland Company (NYSE symbol: “ADM”).
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	Aa3/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None
Principal Amount Issued:	$75,720,000
Pricing Date:	December 18, 2007
Issue Date:	December 21, 2007
Valuation Date:	January 5, 2009
Maturity Date:	January 8, 2009
Issue Price:	$10 per ELKS
Coupon:	9.75% per annum, paid semi-annually and computed on the basis of a 360-day year of twelve 30-day months.
Coupon Payment Dates:

July 8, 2008 and January 8, 2009.

Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payment will be payable to the persons in whose name the ELKS are registered at the close of business on the third Business Day preceding the relevant Coupon Payment Date.

Composition of Coupon Payments:

The total coupon of $1.0210, will be composed of interest in the amount of $0.4964 and an option premium in the amount of $0.5246.

The July 8, 2008 coupon of $0.5335, will be composed of $0.2594 of interest, at a rate of approximately 4.7404% per annum, and a partial payment of an option premium in the amount of $0.2741.

The January 8, 2009 coupon of $0.4875, will be composed of $0.2370 of interest, at a rate of approximately 4.7404% per annum, and a partial payment of an option premium in the amount of $0.2505.

Amount Received at Maturity:

For each $10 ELKS:

(1) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Underlying Equity on the third trading day before maturity), if the trading price of the Underlying Equity any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) declines by approximately 25% or more, or

(2) $10 in cash

ELKS	PS-5

Cash Election Right:

You may elect to receive from Citigroup Funding for each ELKS you hold on the Maturity Date the cash value of the shares of the Underlying Equity you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 Business Days before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the ELKS – Determination of the Amount to be Received at Maturity” in the ELKS product supplement for more information about the Cash Election Right.

Equity Ratio:	0.24888, equal to $10 divided by the Initial Equity Price.
Initial Equity Price:	$40.18, the closing price of the Underlying Equity on the Pricing Date.
Downside Threshold Price:	$30.14, approximately 75% of the Initial Equity Price.
Listing:	The ELKS have been approved for listing on the American Stock Exchange under the symbol “EYA,” subject to official notice of issuance.
CUSIP Number:	17311G284
Calculation Agent:	Citigroup Global Markets Inc.

Underwriting Discount and Issue Price:		Per ELKS	Total
	Public Offering Price:	$10.00	$75,720,000
	Underwriting Discount:	$0.225	$1,703,700
	Proceeds to Citigroup Funding Inc.:	$9.775	$74,016,300
Sales Commission Earned:	$0.20 per ELKS for each ELKS sold by a Smith Barney Financial Advisor.

Benefits of the ELKS

O

Current Income.    The ELKS pay a semi-annual coupon with a yield set at a rate that is currently greater than both the anticipated dividend yield on the Underlying Equity and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

O

Protection Against Loss in Limited Circumstances.    At maturity, you will receive your original investment in the ELKS even if the price of the Underlying Equity has declined from the Initial Equity Price, as long as the price does not decline to less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date. In this case, you will not suffer the same loss that a direct investment in the Underlying Equity would produce. However, if at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity is less than or equal to the Downside Threshold Price, the amount you receive at maturity may be less than your initial investment and could be zero.

PS-6	ELKS

Key Risk Factors

An investment in the ELKS involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the ELKS” in the ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks.

O

Potential for Loss.    The amount you will receive at maturity on the ELKS will depend on the price of the Underlying Equity during the term of the ELKS up to and including the Valuation Date. If, at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than the Initial Equity Price, the amount you receive at maturity will be less than your initial investment in the ELKS and could be zero.

O

Appreciation May Be Limited.    You will not participate in any appreciation in the price of the Underlying Equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the price of the Underlying Equity at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price and (ii) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the Underlying Equity, or on a direct investment in the Underlying Equity, if the price of the Underlying Equity at maturity (or on the Valuation Date, as applicable) is significantly greater than the Initial Equity Price but you do not receive shares of the Underlying Equity (or the cash value of those shares) at maturity.

O

Potential for a Lower Comparative Yield.    If the price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Share Ratio) is less than approximately $38.046 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

O

Relationship to the Underlying Equity.    You will have no rights against the issuer of the Underlying Equity even though the market value of the ELKS and the amount you will receive at maturity depend on the price of the Underlying Equity. The issuer of the Underlying Equity is not involved in the offering of the ELKS and has no obligations relating to the ELKS. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Underlying Equity unless and until you receive shares of the Underlying Equity at maturity.

O

Secondary Market.    The ELKS have been approved for listing on the American Stock Exchange under the symbol “EYA,” subject to official notice of issuance, but a secondary market may not develop or continue for the term of the ELKS. Although Citigroup Global Markets intends to make a market in the ELKS, it is not obligated to do so.

ELKS	PS-7

O

Resale Value of the ELKS May be Lower Than Your Initial Investment.    Due to, among other things, changes in the price of and dividend yield on the Underlying Equity, interest rates, the earnings performance of the issuer of the Underlying Equity, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the ELKS may trade, if at all, at prices below their initial issue price of $10 per ELKS. You could receive substantially less than the amount of your initial investment if you sell your ELKS prior to maturity.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the ELKS. Further, Citigroup Funding expects to hedge its obligations under the ELKS through the trading of the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the ELKS may result in a conflict of interest.

O

Affiliate Research Reports and Commentary.    Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding Archer-Daniels-Midland Company (“ADM”) common stock or other matters that may influence the price of ADM common stock and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the ELKS.

O

The United States Federal Income Tax Consequences of the ELKS are Uncertain.    No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement and “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement. It is also possible that future regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement and under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement, and that any such guidance could have retroactive effect.

O	Citigroup Inc. Credit Risk. The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS.

PS-8	ELKS

Description of Archer-Daniels-Midland Company

General

According to publicly available documents, ADM is principally engaged in procuring, transporting, storing, processing, and merchandising agricultural commodities and products. ADM is currently subject to the information requirements of the Securities Exchange Act. Accordingly, ADM files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007) and other information with the SEC. ADM’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the prospectus related to this offering.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of ADM’s publicly available documents and neither has made any due diligence investigation or inquiry of ADM in connection with the offering of the ELKS. We make no representation that the publicly available information about ADM is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. ADM is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

ELKS	PS-9

Historical Data on the Common Stock of Archer-Daniels-Midland Company

The common stock of ADM is listed on the New York Stock Exchange under the symbol “ADM.” The following table sets forth, for each of the quarterly periods indicated, the high and the low intra-day sales prices for ADM common stock, as reported on the New York Stock Exchange, as well as the cash dividends paid per share of ADM common stock.

According to ADM’s Form 10-Q for the quarterly period ended September 30, 2007, as of October 31, 2007, there were 642,890,659 shares of common stock outstanding.

Holders of ELKS will not be entitled to any rights with respect to ADM common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of ADM common stock at maturity, if applicable.

	High	Low	Dividend
2002
Quarter
First	$14.8500	$12.9500	0.0500
Second	$14.6700	$12.4800	0.0500
Third	$12.8900	$10.0000	0.0600
Fourth	$14.4500	$11.9500	0.0600
2003
Quarter
First	$12.8300	$10.5000	0.0600
Second	$13.1700	$10.6800	0.0600
Third	$14.1400	$11.9500	0.0600
Fourth	$15.2400	$13.1100	0.0600
2004
Quarter
First	$17.8300	$14.9000	0.0750
Second	$17.9500	$16.0500	0.0750
Third	$17.0000	$14.9500	0.0750
Fourth	$22.5500	$16.7200	0.0750
2005
Quarter
First	$25.3700	$21.3500	0.0850
Second	$25.3000	$17.6000	0.0850
Third	$24.7500	$20.4400	0.0850
Fourth	$25.5500	$23.2400	0.0850
2006
Quarter
First	$35.5000	$24.0500	0.1000
Second	$46.7000	$34.6000	0.1000
Third	$45.0400	$36.5000	0.1000
Fourth	$40.0000	$31.2000	0.1000
2007
Quarter
First	$37.8300	$30.4600	0.1150
Second	$39.6500	$32.0600	0.1150
Third	$37.0200	$31.2900	0.1150
Fourth (through December 18)	$40.7400	$32.4300	0.1150

The closing price of ADM common stock on December 18, 2007 was $40.18.

PS-10	ELKS

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of ADM common stock, as reported on the New York Stock Exchange from January 2, 2002 to December 18, 2007. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of ADM common stock are not indicative of future ADM common stock closing prices. This graph does not reflect intra-day pricing.

Hypothetical Amounts Payable at Maturity

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

O	Issue Price: $10.00 per ELKS

O	Coupon: 9.50% per annum, payable semi-annually ($0.95 per ELKS total)

O	Initial Equity Price: $38.10 per share of ADM common stock

O	Annualized current regular dividend yield of ADM common stock: 1.20%

O	Equity Ratio: 0.26247 shares of ADM common stock per ELKS

O	Maturity Date: One year after the Issue Date

O

At maturity, whether investors receive shares of ADM common stock or their initial investment ($10.00 per ELKS) depends on whether ADM common stock has declined by 25.00% or more to $28.58 at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date.

O	When applicable, the holder of the ELKS will not elect to receive the cash value of the shares of ADM common stock equal to the Equity Ratio.

ELKS	PS-11

O	The closing price of ADM common stock on the Valuation Date is the same as the closing price on the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you will receive at maturity will depend on the actual Initial Equity Price, the percentage decline from the Initial Equity Price which will determine whether you receive a fixed number of shares of ADM common stock at maturity (or the cash value of those shares at your election) instead of $10 and the change in the price of ADM common stock from the Initial Equity Price at any time during the term of the ELKS up to and including the Valuation Date.

Additionally, if you elect to receive the cash value of the shares of ADM common stock equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of ADM common stock on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of ADM common stock changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of shares of ADM common stock at maturity equal to the Equity Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the closing price of ADM common stock changes from the Valuation Date to maturity.

Example 1: The lowest Trading Price of ADM common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $28.77 per share, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of ADM common stock at maturity is $30.48 per share, which is less than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

O	Return on ADM common stock (excluding cash dividend payments): -20.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on ADM common stock (including cash dividend payments): -18.80%

O	Return on ELKS (including all coupon payments): 9.50%

Example 2: The lowest Trading Price of ADM common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $28.77 per share, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of ADM common stock at maturity is $38.10 per share, which is equal to the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

O	Return on ADM common stock (excluding cash dividend payments): 0.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on ADM common stock (including cash dividend payments): 1.20%

O	Return on ELKS (including all coupon payments): 9.50%

Example 3: The lowest Trading Price of ADM common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $28.77 per share, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of ADM common stock at maturity is $45.72 per share, which is greater than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

PS-12	ELKS

O	Return on ADM common stock (excluding cash dividend payments): 20.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on ADM common stock (including cash dividend payments): 21.20%

O	Return on ELKS (including all coupon payments): 9.50%

Example 4: The lowest Trading Price of ADM common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $23.43 per share, which is less than or equal to 75% of the Initial Equity Price, and the closing price of ADM common stock at maturity is $32.39 per share, which is less than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): 0.26247 shares of ADM common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $8.50.

O	Return on ADM common stock (excluding cash dividend payments): -15.00%

O	Return on ELKS (excluding all coupon payments): -15.00%

O	Return on ADM common stock (including cash dividend payments): -13.80%

O	Return on ELKS (including all coupon payments and the cash or market value of ADM common stock): -5.50%

Example 5: The lowest Trading Price of ADM common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $23.43 per share, which is less than or equal to 75% of the Initial Equity Price, and the closing price of ADM common stock at maturity is $38.10 per share, which is equal to the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): 0.26247 shares of ADM common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $10.00.

O	Return on ADM common stock (excluding cash dividend payments): 0.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on ADM common stock (including cash dividend payments): 1.20%

O	Return on ELKS (including all coupon payments and the market value of ADM common stock): 9.50%

Example 6: The lowest Trading Price of ADM common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $23.43 per share, which is less than or equal to 75% of the Initial Equity Price, and the closing price of ADM common stock at maturity is $41.91 per share, which is greater than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): 0.26247 shares of ADM common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $11.00.

O	Return on ADM common stock (excluding cash dividend payments): 10.00%

O	Return on ELKS (excluding all coupon payments): 10.00%

O	Return on ADM common stock (including cash dividend payments): 11.20%

O	Return on ELKS (including all coupon payments and the market value of ADM common stock): 19.50%

ELKS	PS-13

Summary Chart of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Initial Share Price (per share)	$38.10	$38.10	$38.10	$38.10	$38.10	$38.10
75% of Hypothetical Initial Share Price (per share)	$28.58	$28.58	$28.58	$28.58	$28.58	$28.58
Hypothetical Lowest Trading Price (per share)	$28.77	$28.77	$28.77	$23.43	$23.43	$23.43
Is the Hypothetical Lowest Trading Price less than or equal to 75% of the Hypothetical Initial Share Price?	No	No	No	Yes	Yes	Yes
Will shares (the Hypothetical Exchange Ratio) of ADM common stock be delivered at Maturity?	No	No	No	Yes	Yes	Yes
Hypothetical Closing Price at Maturity (per share)	$30.48	$38.10	$45.72	$32.39	$38.10	$41.91
Maturity Payment in cash or market value of ADM Common Stock (excluding coupon payments) per ELKS	$10.00	$10.00	$10.00	$8.50	$10.00	$11.00
Maturity Payment in cash or market value of ADM Common Stock (including coupon payments) per ELKS	$10.95	$10.95	$10.95	$9.45	$10.95	$11.95
Return on ADM common stock (excluding cash dividend payments)	-20.00%	0.00%	20.00%	-15.00%	0.00%	10.00%
Return on ELKS (excluding coupon payments)	0.00%	0.00%	0.00%	-15.00%	0.00%	10.00%
Return on ADM Common Stock (including cash dividend payments)	-18.80%	1.20%	21.20%	-13.80%	1.20%	11.20%
Return on ELKS (including coupon payments)	9.50%	9.50%	9.50%	-5.50%	9.50%	19.50%

Certain United States Federal Income Tax Considerations

The following is a summary of certain federal income tax considerations of the purchase, ownership and disposition of the ELKS by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the ELKS product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations.”

PS-14	ELKS

All prospective investors (including tax-exempt investors) should refer to the ELKS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the ELKS.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract, at maturity you will purchase ADM common stock (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

Each coupon payment paid on the ELKS should be divided into two separate components for tax purposes: an interest component and an option premium component. Of the total coupon payable on the ELKS, it is expected that approximately 49% will be characterized as the interest component and approximately 51% will be characterized as the option premium component. These components should be taxed as follows:

O	You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting.

O	You will not be required to include any option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature:

O

If you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS;

O

If you receive ADM common stock upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the ADM common stock, and your tax basis in the ADM common stock generally will equal your purchase price for the ELKS less the amount of the entire option premium.

If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash received at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS

ELKS	PS-15

could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis at the annual rate of 4.7404% compounded semiannually (the comparable yield, which could include the entire coupon on the ELKS). In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the ADM common stock or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-U.S. Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”), the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form).

Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a Non-U.S. Holder should generally not be subject to U.S. federal income tax if:

O	Such gain is not effectively connected with a U.S. trade or business of such holder, and

O

In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

PS-16	ELKS

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the ELKS product supplement for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $75,720,000 principal amount of ELKS (7,572,000 ELKS), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth under “Final Terms” above and some of the ELKS to certain dealers, including Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.20 per ELKS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.20 per ELKS on sales to certain other dealers. In addition, Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.20 per ELKS for each ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Additional Considerations

In the event you are entitled to receive shares of the Underlying Equity at maturity of the ELKS, the amount you receive will be subject to adjustment for a number of events that modify the Underlying Equity issuer’s capital or corporate structures. You should refer to the section “Description of the ELKS—Dilution Adjustments” in the ELKS product supplement for more information. However, the amount you will receive at maturity, if applicable, will not be adjusted for all events that may adversely affect the price of the Underlying Equity, and these

ELKS	PS-17

other events may have the effect of reducing the amount you will receive at maturity if you receive shares of the Underlying Equity (or the cash value of those shares at your election).

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.25% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus, prospectus supplement and ELKS product supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

7,572,000

9.75% per Annum

Equity LinKed Securities (ELKS®)

Based Upon the Common Stock of

Archer-Daniels-Midland Company

Due January 8, 2009

($10 Principal Amount per ELKS)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

December 18, 2007

(To ELKS Product Supplement Dated March 22, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.